Exhibit 10.1

GENERAL WAIVER AND RELEASE
OF CLAIMS

This GENERAL WAIVER AND RELEASE OF CLAIMS (“Agreement”) is entered into this 11th day of May, 2011, by and between Michael F. Edl (“Employee”) and Hawaiian Telcom Communications, Inc. (the “Company”).  Employee and the Company are collectively referred to as the Parties.  The purpose of this Agreement is to set forth certain binding promises and obligations between the Parties in connection with Employee’s separation from the Company.

I.                                         DEFINITIONS

The following definitions apply to this Agreement.

A.                                   “Releasees” means the Company, and its subsidiaries, affiliated and related entities and the officers, directors, principals, stockholders, employees, agents, and insurers of the Company and its affiliates, subsidiaries and related entities, in both their individual or corporate capacities.

B.                                     “Claims” means any alleged conduct that, if proven, would constitute a violation of law or a breach of a legal or equitable duty owed by any Releasee to Employee and Employee’s spouse, heirs and assigns, whether presently known or not known by Employee. “Claims” does not include matters which cannot be legally waived, such as unemployment insurance or workers compensation claims.  “Claims” does not include a  legal cause of action that accrues after Employee signs this Agreement.

II.                                     CONSIDERATION

The consideration that binds the Parties to this Agreement shall be the mutual promises and covenants set forth in this Agreement, including but not limited to the Company’s agreement to, upon receipt of this Agreement, voluntarily executed by Employee within seven business days following expiration of the revocation period set forth in this Agreement:

(a)                                  pay to Employee the amount of two hundred thousand and no/100 dollars ($200,000.00) less applicable withholding and payroll taxes, and

(b)                                 continue the current coverage for Employee and any dependents under the Company’s group health benefit plan, excluding Exec-U-Care and other supplemental coverage policies for senior executives, until the earlier of (i) eight (8) months following Employee’s May 13, 2011 separation date, (ii) the first date of Employee’s employment or consultancy (whether as an employee, independent contractor, or otherwise) with another company based on more than twenty (20) hours per week (and Employee hereby agrees to inform the Company immediately upon his becoming such an employee or consultant with another company), or (iii) the first date Employee violates any of the restrictive covenants contained in his Employment Agreement dated July 21, 2008.

III.                                 RESIGNATION

Employee confirms that he has resigned from his  employment with the Company effective May 13, 2011 at 5 p.m. HST.

IV.                                 WAIVER AND RELEASE OF ALL CLAIMS

Employee, on behalf of himself, his spouse, his heirs, estate and assigns, hereby forever waives, releases and discharges all Releasees from all Claims.  By way of example, the waived and released Claims include, but are not limited to, claims arising under common law such as negligence, breach of express or implied contract, defamation, fraud, misrepresentation, invasion of privacy and wrongful discharge.  This Agreement also waives discrimination and retaliation claims arising under fair employment practices statutes such as Title VII of the Civil Rights Act, the Employee Retirement Income Security Act (“ERISA”) , the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), state and federal family or medical leave statutes, whistleblower laws  the Employee Retirement Income Security Act (“ERISA”) and Hawaii’s employment discrimination laws.

V.                                     TERMINATION OF RESTRICTED STOCK UNITS

Employee agrees that all restricted stock units granted to him under the Hawaiian Telcom 2010 Equity Incentive Plan are terminated effective May 13, 2011.

VI.                                 TWENTY-ONE DAY REVIEW PERIOD AND CONSULTATION WITH LEGAL COUNSEL

Employee has 21 calendar days (inclusive of weekends and holidays) from the date of presentation of this Agreement to him in which to consider whether to accept or decline to sign this Agreement.  Employee is advised to consult with an attorney prior to signing this Agreement.  Employee may voluntarily sign this Agreement at any time within the 21 calendar day review period.

VII.                             SEVEN DAY REVOCATION PERIOD

Employee may voluntarily revoke this Agreement by delivering written notice of revocation to the Company’s Human Resources office within seven calendar days following his signing of this Agreement.  Revocation means that the Parties’ rights, duties and obligations under this Agreement shall be cancelled.  Other rights, duties, and obligations that are independent of this Agreement, however, shall remain in effect.

VIII.                         EFFECT ON EMPLOYMENT AND POST-EMPLOYMENT COMMITMENTS

Unless expressly set forth herein, this Agreement does not supersede any other agreements, commitments or legal obligations between the Parties.  Employee has returned or will immediately return to the Company all Company property, including, but not limited to, files, records, computer access codes, computer programs, instruction manuals, business plans, and other property which Employee has or had access to in connection with his employment with the Company.

IX.                                DISPUTE RESOLUTION

All  disputes arising out of or relating to this Agreement must first be submitted  to confidential mediation with a neutral mediator selected mutually by the Parties.  The Parties will share equally in the cost of mediation.   Disputes that remain unresolved after mediation will be resolved exclusively through binding arbitration in Honolulu, HI accordance with the Rules, Procedures, and Protocols for Arbitration of Disputes of Dispute Prevention & Resolution, Inc.,  then in effect.

X.                                    SAVINGS CLAUSE

If any part of this Agreement is deemed invalid, a court or arbitrator, as the case may be, shall have authority to eliminate that provision and give full effect to the remaining provisions of this Agreement.

IT IS SO AGREED:

/s/ Michael F. Edl	Date: May 11, 2011
Michael F. Edl

Hawaiian Telcom Communications, Inc.

/s/ Eric K. Yeaman	Date: May 11, 2011
Eric K. Yeaman